Exhibit 99.05

Pazoo Experts in the News

Cedar Knolls, NJ, July 25, 2013 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that its Health and Wellness Experts, Dr. Greg Lawler, Sheri Marino Haiken, Beth Bradley and our own David Cunic are once again in the news for their various contributions to health and wellness.

Our very own Pazoo Pain Management Expert Dr Greg Lawler is participating in a charity bike ride in New Jersey (the MS Bike City to Shore 2013) to benefit Multiple Sclerosis research.  Dr Lawler has put together a team and is always welcoming donations and participants!  The ride begins in Cherry Hill, New Jersey and finishes at the Jersey Shore.  The race is scheduled for September 28 and 29, 2013.  The team Pazoo goal is $7,500, so please click on the link below to learn more and to donate!

Click here to join team Pazoo! Help us spread the word and raise money for a wonderful cause!

Dr. Gregory Lawler stated, “I started the Pazoo Bike Team in an effort to raise money and have a beneficial impact on the lives of patients affected with Multiple Sclerosis (MS). MS is a potentially devastating disease which seems to affect healthy people in the prime of their lives. The consequences can range from minor numbness to muscle paralysis. MS does not discriminate and victims seem to be chosen at random. The National MS Society is a community which brings patients together to improve their lives. Likewise Pazoo.com can be a valuable source of medical information for patients suffering from Multiple Sclerosis as well as other disease conditions”.

Pazoo Speech Pathologist and Autism Expert Sheri Marino Haiken was recently in the news.  Among many positions, Sheri serves as Executive Director of the Comprehensive Autism Medical Assessment and Treatment Center of NJ, (a 501(c)3 non-profit organization). At the Center, Sheri coordinates the Autism Think Tank, which brings together a team of world-renowned doctors using telemedicine to collaborate on complex cases of autism with medical co-morbidities. The NFL Alumni Association supported a benefit event for the Autism Think Tank on June 28, 2013 in Gladstone, NJ, highlighting the organization's commitment to "Caring for Kids".

"Gaining these leaders of the sports community as allies will help us advance toward our goal of medically stabilizing individuals with autism to improve their quality of life in the home, school and community," said Sheri Marino Haiken in a NFL Alumni Association press release dated June 7, 2013. Sheri continued "We are deeply grateful to the NFL Alumni for stepping up at a time when we are making a real, positive difference for those with autism and their loved ones around the world." For information about the fundraiser for the Autism Think Tank, please visit http://autismthinktanknj.com/events.html To learn more about Sheri please visit pazoo.com/experts, www.rockinghorserehab.com, www.autismthinktanknj.com , and www.brightstartherapynj.com.

Pazoo’s Dog Training Expert, Beth Bradley, has some exciting news. She has been in New York City filming an upcoming movie with her dog Remy.  The movie is called Squirrels to the Nuts and is being directed by Peter Bogdanovich and stars Jennifer Aniston.  Please go to www.pazoo.com/experts and click on Beth’s profile to view a picture of Remy with Jennifer Aniston.  The film is due out next year.

Lastly, Pazoo CEO David Cunic was interviewed by Donald Baillargeon on MoneyTv.net on July 11, 2013. David spoke about the recent news regarding the remarkable traffic to www.pazoo.com. The interview also covered Pazoo’s current direction and future profitability in the near future through online advertising revenue and coordinated content distribution by the Pazoo Experts. To view the interview, please go to www.moneytv.net

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: July 25, 2013